Exhibit 10.24

DEFERRED COMPENSATION PLAN

Preamble

This Plan is adopted as of the date and by the Company set forth in the attached Adoption Agreement, which is an integral part of this plan as it pertains to the Company. The Company, having been duly advised by its own counsel as to the legal and tax consequences of adopting this Plan, intends that the Plan shall at all times be administered and interpreted in such a manner as to constitute an unfunded plan for a select group of management or highly compensated employees who contribute materially to the management of the Company, so as to qualify for all available exemptions from the provisions of Title I of ERISA and to fulfill the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

ARTICLE 1

DEFINITIONS

1.1 DEFINED TERMS. Certain words and phrases are defined when first used in later paragraphs of this Plan or in the Adoption Agreement pursuant to which this Plan was adopted. In addition, the following words and phrases when used herein, unless the context clearly requires otherwise, shall have the following respective meanings:

“Account” means, with respect to any Participant, a bookkeeping entry used as a measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan and subject to such limits, rules and procedures as the Committee from time to time may adopt under this Plan. The Committee and the Record Keeper may establish and use sub-accounts and other record keeping entries with respect to any Participant’s Account, including without limitation any Deferral Account, Company Contribution Account and Company Discretionary Account applicable to such Participant.

“Account Balance” means, with respect to any Participant at any particular time, the sum at such time of such Participant’s (i) Deferral Account balance, (ii) Company Matching Account balance and (iii) Company Discretionary Account balance. The Account Balance shall be a bookkeeping entry only and shall be utilized solely as a measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

“Advisor” shall have the meaning set forth in Section 6.10.

“Adoption Agreement” means the agreement pursuant to which the Company has adopted this Plan, which Adoption Agreement is incorporated herein by reference, including without limitation any terms defined therein. Adoption Agreements may be completed and/or signed using such online systems and other electronic means as the Committee or Record Keeper from time to time may designate for such purpose.

“Affiliate” means a corporation, partnership, limited liability company or other entity that is required to be considered, together with the Company, as a single employer under Section 414(b) of the Code (employees of controlled group of Companys) or Section 414(c) of the Code (employees of partnerships or limited liability companies under common control). For purposes of determining a controlled group of Companys under Section 414(b), the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2), and (3) of the Code. For purposes of determining trades or businesses that are under common control for purposes of Section 414(c) of the Code, “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Treas. Reg. §1.414(c)-2. An entity shall not be considered an “Affiliate” for any period of time prior to satisfying the controlled group or common control tests described above.

“Annual Company Discretionary Amount” means the benefit amount, if any, for any one Plan Year that is determined for a Participant in accordance with Section 3.5.

“Annual Company Matching Amount” means the benefit amount, if any, for any one Plan Year that is determined for a Participant in accordance with Section 3.4.

“Annual Deferral Amount” means that portion of a Participant’s Pay Type(s) that a Participant elects to have deferred, and is deferred, in accordance with Article 3, for any one Plan Year. In the event of a Participant’s Retirement, Disability, death or a Termination of Employment prior to the end of a Plan Year, such year’s Annual Deferral Amount shall be the actual amount deferred in such Plan Year prior to such event.

“Base Salary” means base salary earned with respect to services performed and payable in cash (before reductions for, contributions to or deferrals under this Plan or any other profit sharing, 401(k), pension, deferred compensation or benefit plan sponsored by the Company or any Affiliate), exclusive of any of the following: Bonuses, Commissions, overtime, incentive payments and other performance-based forms of compensation, director and other special fees, expense allowances and reimbursements, and any other forms of compensation, earnings or payments that are not regular in frequency and form.

“Beneficiary” means one or more persons, trusts, estates, or other entities, designated in accordance with Article 8 that are entitled to receive benefits under this Plan upon the death of a Participant.

“Beneficiary Designation Form” means the form attached as Exhibit D hereto or such other form established from time to time by the Committee that a Participant completes, signs and returns to the Company to designate one or more Beneficiaries. Beneficiary Designation Forms may be completed and/or signed using such online systems and other electronic means as the Committee or Record Keeper from time to time may designate for such purpose.

“Bonus” means any compensation relating to services performed that is granted or awarded apart from Base Salary and Commissions and that is identified by the applicable Company or Affiliate as a “bonus” (before reductions for, contributions to or deferrals under this Plan or any other profit sharing, 401 (k), pension, deferred compensation or benefit plan sponsored by the Company or any Affiliate).

“Calendar Year” means the annual period measured from January 1 to December 31.

“Cause”, unless otherwise defined in the Adoption Agreement, means: (a) with respect to each Participant who has an employment agreement containing a definition of “cause” or “for cause”, said definition as set forth in his or her employment agreement; and (b) with respect to all other

Participants, willfully engaging in misconduct which is demonstrably and materially injurious to the Company or any Affiliate, unless the act or omission giving rise to such misconduct is done, or omitted to be done, by a Participant in good faith and with a reasonable reason to believe that such action or omission was in the best interest of the Company and its Affiliates.

“Change in Control” means, with respect to the employer of any particular Participant, the first to occur of any event constituting a change in the ownership or effective control of such employer, or in the ownership of a substantial portion of such employer’s assets, determined objectively by the Committee in accordance with Section 409A Requirements. It is the Company’s responsibility to determine whether a Change in Control has occurred to advise the Committee and the Record Keeper accordingly.

“Change in Control Payment” shall have the meaning set forth in Section 6.10.

“Claimant” shall have the same meaning set forth in Section 10.1.

“Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time.

“Commission” means compensation, or portions of compensation, earned by a Participant for services that consist in substantial part in the direct sale of a product or service to a customer of the Company or of an Affiliate, which compensation consists of either a portion of the purchase price for the product or service or an amount calculated solely by reference to the volume of sales, and payment of which compensation is contingent upon the Company or applicable Affiliate’s receipt of payment for the product or services from an unrelated customer (the determination of whether such customer is related to be made in accordance with applicable Section 409A Requirements). For purposes of this Plan, a Commission shall be deemed to have been earned, and a Participant’s services for Commission compensation shall be deemed to have been performed, in the year in which the customer remits payment to the Company or applicable Affiliate for the product or services with respect to which the Commission is paid.

“Committee” means the person(s) designated as Committee members in the Adoption Agreement or such other persons as the Company’s Board of Directors from time to time may designate to serve as members of the Committee hereunder. In the absence of any Committee, or should the Committee be unable or unwilling to serve, the Company shall perform the duties of the Committee under this Plan.

“Company” means the entity identified as the “Company” in the Adoption Agreement pursuant to which this Plan has been adopted.

“Company Discretionary Account” means, with respect to any Participant (but subject in the case of each Participant to Section 3.7), an Account consisting of the sum of (i) all of the Participant’s Annual Company Discretionary Amounts, plus (ii) Notional Investment Adjustments in value credited or debited thereon in accordance with Article 4 of this Plan, less (iii) all distributions from such account.

“Company Matching Account” means, with respect to any Participant (but subject in the case of each Participant to Section 3.7), an Account consisting of the sum of (i) all of the Participant’s Annual Company Matching Amounts, plus (ii) Notional Investment Adjustments in value credited or debited thereon in accordance with Article 4 of this Plan, less (iii) all distributions from such account.

“Day” means a calendar day or any part thereof.

“Deferral Account” means an Account consisting of the sum of (i) ail of a Participant’s Annual Deferral Amounts, plus (ii) Notional Investment Adjustments in value credited or debited thereon in accordance with Article 4 of this Plan, less (iii) all distributions from such account.

“Deferral Election Form” means a written notice filed by a Participant with the Record Keeper in substantially the form of the sample attached hereto as Exhibit B (conformed to be consistent with elections made under the Adoption Agreement and as the same may be amended from time to time by the Committee), specifying the amount of the Participant’s Pay Type(s) to be deferred, and the time and form of distribution payments. Deferral Election Forms may be completed and/or signed using such online systems and other electronic means as the Committee or Record Keeper from time to time may designate for such purpose.

“Disability” means an inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or the receipt of income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, all as determined by the Committee in accordance with Section 409A, or a determination by the Social Security Administration that the applicable Participant has become totally disabled. A Participant shall also be deemed Disabled if determined to be disabled in accordance with the applicable disability insurance program of such Participant’s employer, provided that the definition of “disability” applied under such disability insurance program complies with the requirements of this paragraph.

“Disability Benefit” means the benefit set forth in Section 6.2.

“Eligible Employee” means any employee of the Company or an Affiliate who is selected to participate herein in accordance with the provisions of Article 2 hereof, and is one of a select group of management or highly compensated employees.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“First Plan Year” means the period beginning on the Effective Date set forth in the Adoption Agreement and ending on December 31 immediately following the Effective Date.

“Hardship Distribution” means any distribution or waiver of deferral granted by the Committee pursuant to Article 7.

“In-Service Distribution” means a distribution made pursuant to Section 6.7.

“Matching Contribution Limit” means, with respect to each Pay Type, the Maximum Contribution Limit set forth for such Pay Type in the Adoption Agreement, to be used and calculated as a limit on Annual Company Matching Amounts pursuant to Section 3.4.

“Matching Contribution Rate” means, with respect to each Pay Type, the respective percentage rate, if any, set forth in the Adoption Agreement for such Pay Type, which rate shall be used to calculate Annual Company Matching Amounts pursuant to Section 3.4, subject to the Matching Contribution Limit, if any, applicable to such Pay Type.

“Notional Investment” means any security, fund, account, sub-account, index, formula or other instrument, asset, measure or method from time to time designated by the Committee as a means to calculate the amount of any Notional Investment Adjustment.

“Notional Investment Adjustment” means earnings, gains, losses and any other adjustments made with respect to any Annual Deferral Amount, Annual Company Matching Amount or Annual Company Discretionary Amount, which adjustments are made based on the performance of a Notional Investment pursuant to Article 4.

“Notional Investment Election Form” means a written notice filed with the Record Keeper by or on behalf of a Participant (or his or her Beneficiaries, as provided below) in substantially the form attached hereto as Exhibit C (conformed to be consistent with elections made under the Adoption Agreement and as the same may be amended from time to time by the Committee), specifying the allocation of the Participant’s Annual Deferral Amount and how the Participant’s Annual Deferral Amount, Annual Company Matching Amount and Annual Company Discretionary Amount, if any, are to be allocated under the Plan among the Notional Investments provided under the Plan. Notional investment Election Forms may be completed and/or signed using such online systems and other electronic means as the Committee or Record Keeper from time to time may designate for such purpose. Upon the death of a Participant, for so long as such Participant’s Beneficiaries retain an interest in such Participant’s Account hereunder, such Beneficiaries may file Notional Investment Election Forms with respect to such Account in accordance with such policies and procedures as the Committee from time to time may specify for such purpose.

“Participant” means any Eligible Employee (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who signs a Participation Agreement, a Deferral Election Form, a Notional Investment Election Form, (iv) whose signed Participation Agreement, Deferral Election Form, and Notional Investment Election Form are accepted by the Committee, and (v) who commences participation in the Plan. A spouse or former spouse (or beneficiary) of a Participant shall not be treated as a Participant in the Plan, even if he or she has an interest in the Participant’s benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

“Participation Agreement” means the form attached as Exhibit A hereto, or such other form established from time to time by the Committee, that a Participant completes, signs and returns to the Company to become a Participant in this Plan. Participation Agreements may be completed and/or signed using such online systems and other electronic means as the Committee or Record Keeper from time to time may designate for such purpose.

“Pay Type” means the forms of compensation selected in the Adoption Agreement for inclusion in the calculation of Annual Deferral Amounts under the Plan. References to one or more “Pay Types” with respect to any particular Calendar Year mean said forms of compensation relating to services performed during such Calendar Year, whether or not paid in such Calendar Year or included on a Federal Income Tax Form W-2 for such Calendar Year (except and to the extent otherwise required under any applicable Section 409A Requirements). The Committee from time to time may adopt and amend such rules and procedures as it deems appropriate to more particularly define or classify any particular Pay Type for further clarification in the administration of this Plan.

“Permissible Change Election” means an election to change the time or form of payment of any benefit under the Plan that:

(a)	does not take effect until at least 12 months after the date on which such election to delay or change is made;

(b)	is made at least 12 months prior to the date previously scheduled for the payment affected thereby;

(c)

postpones the payment affected thereby for a period of not less than 5 years from the date when such payment otherwise would have been made; provided, however, that this restriction shall not apply in the case of a payment on account of a Disability, death or an Unforeseeable Emergency; and

(d)	does not accelerate the scheduled time for payment of any distribution, except as permitted under Section 409A Requirements.

For purposes of the foregoing, unless otherwise provided in the Adoption Agreement or otherwise required under applicable Section 409A Requirements, any distribution that a Participant elects to receive in a series of equal installments (subject to Notional Investment Adjustments) shall be treated as being a single payment on the date of the first installment of such series.

“Plan” means this Plan, as adopted by the Adoption Agreement.

“Plan Year” means each Calendar Year.

“Pre-Retirement Death Benefit” means the death benefit payable under Section 6.5. No Participant or Beneficiary of any participant shall be entitled to receive a Pre-Retirement Death Benefit if such Participant, or any of his or her Beneficiaries, already have received or are receiving a Termination Benefit, Retirement Benefit or Disability Benefit under this Plan.

“Record Keeper” means the party designated as the Record Keeper in the Adoption Agreement, as such designation may be amended from time to time in the discretion of the Committee. In the absence of any such designation, or should the Record Keeper be unable or unwilling to serve, the Company shall perform the duties of the Record Keeper under this Plan.

“Retirement” means the Termination of Employment of a Participant by retiring on or after such Participant’s Retirement Date.

“Retirement Benefit” means the benefit set forth in Section 6.1.

“Retirement Date” means the date when the Participant attains the years of age and, if applicable, completes the necessary years of service, as designated in the Adoption Agreement.

“Section 409A” means Section 409A of the Code, as the same may be amended from time to time, and any successor statute thereto. References to Section 409A or any requirement under Section 409A, as the same may be interpreted, construed or applied to this Plan at any particular time, shall be deemed to mean and include, to the extent then applicable and then in force and effect (but not to the extent overruled, limited or superseded), published guidance, regulations, notices, rulings and similar announcements issued by the Internal Revenue Service or by the Secretary of the Treasury under or interpreting Section 409A, decisions by any court of competent jurisdiction involving a Participant or a beneficiary and any closing agreement made under section 7121 of the Code that is approved by the Internal Revenue Service and involves a Participant, all as determined by the Committee in good faith, which determination may (but shall not be required to) be made in reliance on the advice of such tax counsel or other tax professional(s) with whom the Committee from time to time may elect to consult with respect to any such matter,

“Section 409A Requirement” means any requirement under Section 409A, the failure of which would result in the imposition or accrual of interest or additional taxes under Section 409A on or with respect to any income intended to be deferred under the Plan.

“Section 4999 Excise Tax”, “Section 4999 Limit”, “Section 4999 Determination” and “Section 4999 Dispute” shall have the respective meanings set forth in Section 6.10 of this Plan.

“Specified Employee” means, at anytime when stock of the Company is publicly traded on an established securities market or otherwise (as determined in accordance with Section 409A Requirements), those employees who are “specified employees” within the meaning of Section 409A. It is the Company’s responsibly to elect which rules under Section 409A shall apply when determining who is a Specified Employee, to annually determine who are the Specified Employees, and to timely provide a list of Specified Employees to the Record Keeper.

“Termination Benefit” means the benefit set forth in Section 6.6.

“Termination of Employment” or “Terminates Employment” means a separation from service with the Company or any Affiliate, whether voluntary or involuntary, for any reason other than an authorized leave of absence or for a transfer in employment from the Company or an Affiliate to another Affiliate or the Company, as the case may be. If a Participant is on a bona fide leave of absence, as defined in the final regulations under Section 409A, of more than six months in duration, then such Participant shall be deemed to have terminated employment on the first day immediately following the expiration of such six month period (or, if such Participant has a contractual or statutory right of reemployment that extends beyond six months, upon the first day following expiration of such statutory or contractual period, whichever is longer if both shall be applicable). It is the Company’s responsibility to determine whether there is a Termination of Employment in accordance with Section 409A with respect to any Participant and to advise the Record Keeper accordingly.

“Unforeseeable Emergency” means, with respect to any particular Participant, (i) a severe financial hardship of such Participant resulting from an illness or accident suffered by such Participant, by such Participant’s spouse or by a dependent (within the meaning of Section 152 of the Code without regard to Section 152(b)(1), (b)(2) and (d)(1)(B) of the Code) of such Participant; (ii) a Participant’s loss of property due to casualty; or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. It is the Company’s responsibility to determine whether there is an Unforeseeable Emergency in accordance with Section 409A with respect to any Participant and to advise the Record Keeper accordingly.

It is intended that the Plan shall conform with all applicable Section 409A Requirements. Accordingly, in interpreting, construing or applying any of the foregoing definitions or any of the terms, conditions or provisions of the Plan, the same shall be construed in such manner as shall meet and comply with Section 409A Requirements then applicable thereto, and in the event of any inconsistency with any Section 409A Requirements, the same shall be reformed so as to meet such Section 409A Requirements to the fullest extent then permitted without penalty (and without imposition or accrual of interest or additional taxes) under Section 409A.

ARTICLE 2

ELIGIBILITY AND PARTICIPATION

2.1 SELECTION. Participation in the Plan shall be limited to any Eligible Employee, as determined by the Committee in its sole discretion. Any action so taken with respect to any particular Participant or group of Participants shall not imply a right on the part of any other Participant or group of Participants to enroll for or receive additional benefits or amounts of benefits. The Committee may terminate the right of any existing Participant to file additional Deferral Election Forms under this Plan, and shall terminate any such right for a Participant who ceases to be one of a select group of management or highly compensated employees, or otherwise ceases to meet any of the requirements applicable to participation in this Plan.

2.2 ENROLLMENT. As a condition to participate, each Eligible Employee shall complete, execute and return to the Record Keeper a Participation Agreement, a Deferral Election Form and a Notional Investment Election Form within 30 days after he or she is selected to participate in the Plan. The Committee may establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary, convenient or appropriate to carry out any of the purposes or intent of the Plan or to better assure the Plan’s compliance with Section 409A Requirements. Eligible Employees also shall submit to the Record Keeper a Beneficiary Designation Form, but receipt of the Beneficiary Designation Form within 30 days of eligibility shall not be a condition to enrollment in this Plan.

2.3 ELIGIBILITY. An Eligible Employee shall commence participation in the Plan on the first day of the month following the month in which the Eligible Employee completes all enrollment requirements, including timely submission of all required enrollment documents to the Record Keeper; provided, however, that if an Eligible Employee is a former employee that has been rehired following a Termination of Employment, such employee may not commence participation in the Plan until the first day of the following Plan Year. If an Eligible Employee fails to meet all such requirements within the period required in accordance with Section 2.2, that Eligible Employee shall not be eligible to participate in the Plan until the first day of the Plan Year following the delivery to and acceptance by the Committee (or its designee) of the required documents.

2.4 REHIRED EMPLOYEES. Except as otherwise required under Section 409A Requirements (or as otherwise approved by the Committee if permitted under Section 409A Requirements), a Participant who is rehired following a Termination of Employment will be treated as a new employee, without affecting any benefit payment resulting from any previous participation in this Plan or previous Termination of Employment, and without implying any right to participate further in this Plan as a result of his or her reemployment. If such former Participant is selected to become an Eligible Employee under the Plan following his or her rehiring, such Participant may not commence participation in the Plan until the first day of the Plan Year following his or her submission of all required enrollment documents to the Record Keeper, and for purposes of any applicable vesting, he or she shall be treated as a new employee and new enrollee based on his or her most recent date of hire and participation as a new Participant in this Plan.

ARTICLE 3

CONTRIBUTIONS AND CREDITS

3.1 DEFERRAL AMOUNT. For each Plan Year, a Participant may elect to defer amounts of those Pay Type(s) designated in the Adoption Agreement, using a Deferral Election Form. Any deferral election shall be subject to such limits, rules and procedures from time to time established by the Committee. The Committee, among other matters, may establish one or more minimum and/or maximum limits on how much of any particular Pay Type that a Participant may elect to defer for such Participant’s Annual Deferral Amount in any Plan Year. In no event will the Annual Deferral Amount or the Matching Contribution Amount (if any) for any Pay Type, or for all Pay Types combined, for any particular Participant exceed the maximum amounts permitted under any applicable law.

3.2 ELECTION TO DEFER.

3.2.1 FIRST PLAN YEAR. When a Participant first enrolls to participate in the Plan, except as otherwise provided in Section 2.4 above, the Participant shall make an irrevocable deferral election by completing a Deferral Election Form for the remainder of the Plan Year in which the Participant first enrolls, along with such other elections as the Committee deems necessary or desirable under the Plan. For these elections to be valid, the Election Form must be completed and signed by the Participant, timely delivered to the Record Keeper in accordance with Section 2.2 above and accepted by the Committee or its designee. To the extent that Bonus is included within the Pay Types available for deferrals under this Plan, such elections may include a pro-rata portion of the then-current Plan Year’s Bonus, based on the number of days remaining in the applicable Bonus performance period after such election irrevocably takes effect, divided by the total number of days in said performance period. Any election under this paragraph shall apply only on a prospective basis, and only with respect to compensation for services to be performed after the date when the election is made and final. Despite the foregoing, if a Participant already is a participant under any other nonqualified account balance plan of the same employer, or if such Participant is subject to the terms of Section 2.4 above, then such Participant’s first Deferral Election Form under this Plan shall contain elections only with respect to Plan Years after the date when such Deferral Election Form is filed, in the same manner as contemplated for subsequent Plan Years in Section 3.2.2 below.

3.2.2 SUBSEQUENT PLAN YEARS. For each succeeding Plan Year, an irrevocable deferral election shall be made by completing a new Deferral Election Form for that Plan Year, and such other elections as the Committee deems necessary or desirable under the Plan, which elections shall be made by timely filing with the Committee or its designee, in accordance with its and the Committee’s rules and procedures, before the end of the Plan Year preceding the Plan Year for which the election is made.

3.2.3 PERFORMANCE-BASED COMPENSATION. Despite the foregoing, in the case of any Performance-Based Compensation based on services performed over a period of at least 12 consecutive months, such election may be made no later than 6 months before the end of such period. Amounts to be treated as “Performance-Based Compensation” under Section 3.2.3 of this Plan must meet the following criteria:

(i)	the Pay Type must be based on services performed over a period of at least 12 months;

(ii)

the Pay Type must be contingent on the satisfaction of pre-established organizational or individual performance criteria (established no later than 90 days after the beginning of the Service Period); and

(iii)

the Pay Type cannot include any amount or portion of any amount that will be paid either regardless of performance or based on a level of performance that is substantially certain to be met at the time the performance criteria are established.

The term Performance-Based Compensation includes payments based upon subjective performance criteria, provided that the subjective performance criteria are bona fide and relate to the performance of the Eligible Employee, a group of employees that includes the Eligible Employee, or a business unit for which the Eligible Employee provides services (which may include the entire organization), and the determination that any subjective performance criteria have been met is not made by the Eligible Employee or a family member of the Eligible Employee (as defined in Section 267(c)(4) of the Code applied as if the family of an individual includes the spouse or any member of the family), or a person under the effective control of the Eligible Employee or such a family member, and no amount of the compensation of the person making such determination is effectively controlled in whole or in part by the Eligible Employee or such a family member.

It is the Company’s responsibility to determine whether a Pay Type qualifies as Performance- Based Compensation in accordance with the foregoing requirements with respect to any Participant and to advise the Record Keeper accordingly.

3.2.4 CHANGES. Deferral Election Forms filed prior to their applicable filing deadline hereunder may be changed, until such filing deadline occurs, by filing an updated or amended Deferral Election Form in accordance with the foregoing requirements.

3.3 WITHHOLDING OF ANNUAL DEFERRAL AMOUNTS. For each Plan Year, the Base Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Base Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Base Salary. Deferrals of all other Pay Types that are included in the Annual Deferral Amount shall be withheld at the time each such Pay Type is or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself (except as otherwise required under applicable Section 409A Requirements).

3.4 ANNUAL COMPANY MATCHING AMOUNT. If the Company shall elect in the Adoption Agreement to make Annual Company Matching Amounts, then in each Plan Year, for so long as a Participant remains actively employed by the Company or any Affiliate and continues to be a Participant in this Plan, the Company shall credit to such Participant’s Account an Annual Company Matching Amount, such amount to be calculated in the manner and on the Match Crediting Dates set forth in the Adoption Agreement, up to (and not exceeding) in each Plan Year the Company Contribution Limit, if any, applicable thereto. Annual Company Matching Amounts shall be credited in each instance as of the applicable Match Crediting Date designated in the Adoption Agreement, such amounts to be determined by the Record Keeper as soon as practicable, but not later than 60 days after each applicable Match Crediting Date.

3.5 ANNUAL COMPANY DISCRETIONARY AMOUNTS. The Company, in its discretion, may credit additional amounts to the Company Discretionary Account of any Participant or group of Participants. No such contribution to a Participant or group of Participants shall imply any right on the part of other Participants to receive a similar contribution, nor are such contributions required to be uniform with respect to the Participants for whom they are made.

3.6 FICA/FUTA AND OTHER TAXES. For each Plan Year in which a Participant elects an Annual Deferral Amount, the Participant’s employer(s) shall ratably withhold, from that portion of the Participant’s wages, salary, bonus or other compensation that is not being deferred, the Participant’s share of taxes under the Federal Insurance Contributions Act and the Federal Unemployment Tax Act (“FICA/FUTA Taxes”) and any other taxes on deferred amounts which may be required or appropriate. If necessary, the Committee shall reduce the Annual Deferral Amount in order to comply with this paragraph. In addition, as balances with Company Matching Accounts and Company Discretionary Accounts, if any, become vested pursuant to Article 5. to the extent that such amounts are subject to FICA/FUTA Taxes or any other taxes, the Participant’s employer(s) shall withhold from the Participant’s wages, salary, bonus or other compensation for the year in which such vesting occurs the Participant’s share of FICA/FUTA taxes and such other taxes on the amounts that have vested in such year, all to the extent necessary and appropriate to satisfy such tax obligations. If necessary, the Committee shall reduce the Annual Deferral Amount for the year in which FICA/FUTA or other taxes must be paid in order to comply with this paragraph.

3.7 FOR CAUSE TERMINATIONS. Despite anything to the contrary in this Plan, if the Committee in good faith determines that a Participant has caused or incurred a Termination of Employment for Cause, then such Participant’s Company Discretionary Account and such Participant’s Company Matching Account (including both vested and unvested balances thereof) automatically shall be forfeited in their entirety.

ARTICLE 4

ALLOCATION OF FUNDS

4.1 CREDITING/DEBITING OF ACCOUNT BALANCES. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant’s Account in accordance with the following:

4.2 NOTIONAL INVESTMENT CALCULATIONS. The Committee shall designate in its sole discretion one or more Notional Investments to be used to calculate Notional Investment Adjustments to be credited or debited to Participants’ Accounts, as if each Participant were making an actual investment in Notional Investments with his or her Account Balance. Notional Investments shall be used to calculate bookkeeping entries in each Participant’s respective Account, and shall be utilized solely as a means to calculate and adjust Account Balances pursuant to this Plan. The Committee from time to time may delete, modify, substitute or otherwise change any Notional Investment under the Plan for any reason with respect to any future Account Balance calculations, and the Committee may impose such limits, rules and procedures governing the frequency, timing, methods and other matters pertaining to the calculation of Notional Investment Adjustments, and the use, effectiveness and application thereof, as the Committee from time to time may deem to be necessary, convenient or appropriate for purposes of administering the Plan.

4.3 ELECTION OF NOTIONAL INVESTMENTS. If the Committee shall approve more than one Notional Investment to be used with respect to any Plan Year, then each Participant shall elect, on a Notional Investment Election Form duly filed with the Record Keeper for such Plan Year, one or more Notional Investment(s) to be used to calculate the Notional Investment Adjustments to be credited or debited, as the case may be, to his or her Account under this Article 4. Each Participant shall specify, on each Notional Investment Election Form, the portions of his or her Account to be allocated to one or more Notional Investments, as if the Participant was making an actual investment in that Notional Investment with that portion of his or her Account Balance. The Committee may impose such limits, rules and procedures governing the frequency of permitted changes, timing of effectiveness, minimum and maximum amounts (if any) and other matters pertaining to Notional Investment Election Forms, and the use, effectiveness and application thereof, as the Committee from time to time may deem to be necessary, convenient or appropriate for purposes of administering the Plan.

4.4 CREDITING OR DEBITING METHOD. The Participant’s Account will be credited or debited, as the case may be, with the increase or decrease in the performance of each Notional Investment selected by the Participant, as though the portion of the Participant’s Account Balance then was actually invested in the Notional Investments selected by the Participant, in the percentages (if more than one Notional Investment is available under this Plan) then applicable to each portion of the Participant’s Account. The value of each Notional Investment shall be calculated under the Plan as of the close of business on the business day when the published or calculated value of such Notional Investment becomes effective generally, but not more frequently than once per business day. The Committee from time to time may specify such times, frequencies, methods, rules and procedures for calculating the value of any particular Notional Investment (for example, specifying that interest on money market funds shall be calculated and credited on a monthly basis).

4.5 NO ACTUAL INVESTMENT. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, each Notional Investment is to be used for measurement purposes only. A Participant’s election of any Notional Investment(s), the allocation of any portion of his or her Account thereto and the use of any Notional Investment(s) to calculate any Notional Investment Adjustment in value to be credited or debited to his or her Account shall not be considered or construed in any manner as an actual investment of his or her Account in any such Notional Investment. In the event that the Company, in its own discretion, decides to invest funds in any or all of the Notional Investments, no Participant shall have any rights or interests in or to any such investment. Without limiting the foregoing, a Participant’s Account Balance shall at all times be a bookkeeping entry only, and shall not represent any investment made on his or her behalf by the Company. The Participant at all times shall remain an unsecured creditor of the Company.

ARTICLE 5

VESTING

5.1 VESTING OF BENEFITS. The Participant’s Account Balance attributable to his or her Deferral Accounts, and Notional Investment Adjustments thereto, will always be 100% vested. Subject to Section 3.7, credits to each Participant’s Company Matching Accounts, and Notional Investment Adjustments thereto, and credits to each Participant’s Company Discretionary Accounts, and Notional Investment Adjustments thereto, will be vested in accordance with the Vesting Schedule set forth in the Adoption Agreement. Except as otherwise provided in the Adoption Agreement, Annual Company Discretionary Amounts and Annual Company Matching Amounts that are made in a particular Plan Year (together with Notional Investment Adjustments in value credited or debited thereon in accordance with Article 4 of this Plan, net of distributions) shall vest in annual increments as measured from the end of the last day of the Plan Year in which such contributions occurred and each applicable anniversary thereof. Despite the foregoing, but subject to Section 3.7, unless a Participant shall have previously had a Termination of Employment (without subsequently having been rehired, re-designated as an Eligible Employee and re-enrolled as a Participant in this Plan), upon the death of a Participant, such Participant’s Company Matching Account and Company Discretionary Account shall be fully vested. Subject to the foregoing, all portions of a Participant’s Account that are unvested when his or her Termination of Employment occurs shall be forfeited.

ARTICLE 6

DISTRIBUTION OF BENEFITS

6.1 RETIREMENT BENEFIT. If a Participant shall remain (other than for intervening authorized leaves of absence) an active employee of the Company or any Affiliate until such Participant’s Retirement Date, then upon such Participant’s Retirement, the Company shall pay to such Participant a Retirement Benefit in an amount equal to such Participant’s Account Balance, to be calculated and paid as more particularly provided in Section 6.4 below, subject to the terms and conditions of this Plan.

6.2 DISABILITY BENEFIT. If a Participant shall remain (other than for intervening authorized leaves of absence) an active employee of the Company or any Affiliate until such Participant’s Disability, then upon such Participant’s Disability, the Company shall pay to such Participant a Disability Benefit in an amount equal to such Participant’s Account Balance, to be paid as more particularly provided in Section 6.4 below, subject to the terms and conditions of this Plan. In the event of a Participant’s Disability, to the extent permitted under applicable Section 409A Requirements, all deferrals following the date of Disability will be waived. The Committee may require, as a condition to any waiver or benefit under this paragraph, that the Participant be examined by a duly licensed physician selected by the Company to determine or confirm the existence of such Participant’s Disability.

6.3 CONTINUATION OF DISABILITY OR RETIREMENT BENEFITS AFTER DEATH. If a Participant dies after his or her Termination of Employment, the Company shall make (or, if payment of any Retirement Benefit or Disability Benefit shall have commenced for such Participant prior to his or her death, the Company shall continue to make) payments of any remaining Retirement Benefit or Disability Benefit for such Participant, as the case may be, to the Participant’s Beneficiary, such payments to be made and continued in accordance with Section 6.4, subject to the terms and conditions of this Plan.

6.4 PAYMENTS. A Participant’s Retirement Benefit or Disability Benefit, as the case may be, shall be distributed in one or more annual installments as set forth in the Participant’s applicable Deferral Election Form, subject to any applicable limitations set forth in the Adoption Agreement. The amount of the first such installment shall be calculated by taking the amount of the Participant’s Account Balance as of the end of the day (the “Valuation Date”) that is the last day of the calendar month in which such Participant’s Retirement or Disability first occurred; provided, however, that in the case of a Specified Employee’s Retirement, then the Valuation Date shall be extended to be the end of the sixth month following the month in which such Participant’s Retirement occurred. The amount so determined shall be divided by the total number of installments (in the case of a lump sum distribution, divided by one). Such payment shall be made as soon as practicable, but, in any event, within 60 days after the Valuation Date (extended, in the case of Disability, by such reasonable period of time as the Committee may require to confirm the existence of such Disability). If there shall be more than one installment to be paid, then each subsequent installment shall be calculated on the anniversary of the Valuation Date, by taking the Participant’s Account Balance as of the close of business on such anniversary, and dividing such amount by the number of installments then remaining, with payment to be made as soon as practical, but in any event within 60 days of said anniversary. The final installment payment shall be equal to the remaining Account Balance of the Participant. In no event shall the amount of any lump sum or installment payment to a Participant exceed the remaining vested Account Balance of such Participant.

6.5 PRE-RETIREMENT DEATH BENEFIT. If a Participant dies prior to Retirement while actively employed by the Company or an Affiliate, then the Company shall pay a Pre-Retirement Death Benefit to such Participant’s Beneficiary in a lump sum amount equal to the Account Balance as of the close of business on the last day of the calendar month of such Participant’s death.

6.6 TERMINATION BENEFITS. In the event of the Participant’s Termination of Employment, either voluntarily or involuntarily, for any reason other than Disability, Retirement or death, the Company shall pay to the Participant a Termination Benefit as elected subject to the terms of the Adoption Agreement. The amount payable shall be equal to the portion of the Account Balance attributable to the Participant’s Deferral Account, and subject to Section 3.7, the vested portion, if any, of the Participant’s Company Matching Account and the vested portion, if any, of the Participant’s Company Discretionary Account. Such payment shall be valued as of the last day of the calendar month in which such Participant’s Termination of Employment occurs; provided, however, that in the case of Specified Employees, then the date for such valuation shall be extended to be the end of the sixth month following the month in which such Participant’s Termination of Employment occurred. The amount so determined shall be divided by the total number of installments (in the case of a lump sum distribution, divided by one). Such payment shall be made as soon as practicable, but, in any event, within 60 days after the Valuation Date (extended, in the case of Disability, by such reasonable period of time as the Committee may require to confirm the existence of such Disability). If there shall be more than one installment to be paid, then each subsequent installment shall be calculated on the anniversary of the Valuation Date, by taking the Participant’s Account Balance as of the close of business on such anniversary, and dividing such amount by the number of installments then remaining, with payment to be made as soon as practical, but in any event within 60 days of said anniversary.

6.7 IN-SERVICE DISTRIBUTIONS. If the Adoption Agreement allows for In-Service Distributions under this Plan, then in each Deferral Election Form, a Participant may specify an amount to be paid as a scheduled In-Service Distribution, such payment to be made at a date designated on the form pursuant to this paragraph and subject to the terms and conditions of this Plan. The amount specified for an In-Service Distribution shall not exceed the Annual Deferral Amounts, Annual Company Contribution Amounts and Annual Company Matching Amounts that are covered by such Deferral Election Form, and the date designated for an In- Service Distribution shall occur on or after expiration of the Minimum Deferral Period set forth in the Adoption Agreement, as measured from the close of business of the last day of the Plan Year covered by such Deferral Election Form. The amount of each such payment shall equal the Participant’s Account Balance that is attributable to the amount originally specified in the Deferral Election Form (including any Notional Investment Adjustments thereon, net of distributions), and shall be paid as soon as practicable after the calculation thereof, in any event within 60 days after the date designated for payment on such form. The amount so determined shall be divided by the total number of installments (in the case of a lump sum distribution, divided by one). If there shall be more than one installment to be paid, then each subsequent installment shall be calculated on the anniversary of the Valuation Date, by taking the Participant’s Account Balance as of the close of business on such anniversary, and dividing such amount by the number of installments then remaining, with payment to be made as soon as practical, but in any event within 60 days of said anniversary. Despite the foregoing, if an event occurs that would result in the payment of any Termination Benefit, Disability Benefit, Retirement Benefit or Pre-Retirement Death Benefit prior to an In-Service Distribution, then such other form of benefit shall be paid in lieu of such In-Service Distribution. A Participant may elect to delay the scheduled time for payment of an In-Service Distribution under this paragraph, but only if such election constitutes a Permissible Change Election, if any amount of the Account Balance that has been designated for an In-Service Distribution shall be unvested at the time such In-Service Distribution was scheduled to occur, such unvested amount instead shall remain in such Participant’s Account, to be included within such Participant’s Termination Benefit, Disability Benefit, Retirement Benefit or Pre-Retirement Death Benefit, as the case may be.

6.8 NO ACCELERATION; CHANGES; CERTAIN DELAYS. The time or schedule for payment of any distribution under the Plan may not be accelerated, except as set forth in this Plan and as permitted under applicable Section 409A Requirements. No election may be made to change the time or form of payment of any distribution under this Plan, or any installment thereof, except for a Permissible Change Election. Despite the foregoing, to the extent consistent with applicable Section 409A Requirements, the Committee may elect to delay payment of any benefit hereunder if such benefit would be fully or partially non-deductible under Section 162(m) of the Code, would violate securities laws, or if there is a bona fide payment dispute (but only if the applicable Participant or Beneficiary is diligently attempting to collect the applicable benefit and does not control the Company or the Committee, or control the Company’s or the Committee’s decisions with respect thereto); and to the extent permitted under Section 409A Requirements, the time or schedule of payment of a benefit hereunder may be accelerated:

6.8.1 to the extent that such benefit (or this Plan as it pertains thereto in the case of any particular Participant) fails to meet Section 409A Requirements, but only in an amount equal to the amount required to be included in income as a result of the failure to comply with Section 409A Requirements;

6.8.2 for payment to an individual other than a Participant, to the extent necessary to fulfill a domestic relations order as defined in Section 414(p)(1)(B) of the Code;

6.8.3 to pay Federal Insurance Contributions Act tax imposed under Section 3101, 3121(a) and 3121(v)(2) of the Code, where applicable, on compensation deferred under this Plan (hereinafter, the “FICA Amount”), or to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of the FICA Amount, and to pay additional income tax at source on wages attributable to the pyramiding Section 3401 wages and taxes, but not in excess of the FICA Amount and the income tax withholding related to such FICA Amount; or

6.8.4 as more particularly provided in Section 6.9, Section 6.10, Article 7 or Section 11.10.

6.9 SMALL ACCOUNT BALANCE. Notwithstanding any other provisions of this Plan to the contrary, if the Account Balance of a Participant is not greater than the then current applicable limit under Section 402(g) of the Code ($16,500 for 2009) at the time payment of any distribution first becomes due hereunder, then the Committee shall pay the vested portion of the Account Balance in a single lump sum, payable on the date on which such benefits would otherwise have become payable (or such other date as may be required under applicable Section 409A Requirements), and no additional benefit shall be payable under this Plan with respect to such Participant.

6.10 CHANGE IN CONTROL. The Committee, acting in its discretion, will distribute the plan balances upon a Change in Control in accordance with the terms of the Adoption Agreement and may elect to terminate the Plan. If a plan termination occurs within 30 days prior to or 12 months following a Change in Control, any payments made on or after the effective date of such termination (but within said 12 month period) shall be deemed to have been made by reason of such Change in Control. Despite anything to the contrary in this Plan, if any payment or benefit to a Participant or Beneficiary pursuant to the terms of this Plan or otherwise in connection with, or arising out of, a Change of Control, or in connection with, or arising out of, any other event which constitutes a “change in control” within the meaning of Section 280G of the Code (a “Change in Control Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (the “Section 4999 Excise Tax”), then the benefits payable under this Plan shall be reduced (but not below zero), but only to the extent necessary so that no portion of the Change in Control Payments shall be subject to the Section 4999 Excise Tax (the “Section 4999 Limit”); provided, however, that an amount shall be payable to a Participant in excess of the Section 4999 Limit if required under any separate employment agreement, plan, program or other arrangement extended by the employer to that Participant. Unless otherwise determined by the Committee in its discretion, the Company shall reduce or eliminate the benefits payable under this Plan by first reducing or eliminating those benefits beginning with benefits which are to be paid the farthest in time from the Section 4999 Determination (as defined below). All determinations required to be made under this section (each, a “Section 4999 Determination”) shall be made by the Committee. The calculations shall be provided to the Participant upon request (provided that the Company or the Participant believe in good faith that any of the Payments may be subject to the Section 4999 Excise Tax); provided, however, that if the Committee determines that no Section 4999 Excise Tax is payable by the Participant with respect to one or more Payments, the Participant may request that the independent certified public accountants of the Company or, in the absence of such independent accountants, a nationally recognized accounting firm, law firm or compensation consultant designated by the Company and reasonably acceptable to the Participant (the “Advisor”) furnish the Participant with an opinion reasonably acceptable to the Participant that no Excise Tax will be imposed with respect to any such Payment(s). Within ten (10) calendar days of delivery of the Section 4999 Determination to the Participant, the Participant shall have the right to dispute the Section 4999 Determination (the “Section 4999 Dispute”). The existence of any Section 4999 Dispute shall not in any way affect the Participant’s right to receive the benefits under this Plan in accordance with the Section 4999 Determination. If there is no Section 4999 Dispute, the Section 4999 Determination by the Advisor shall be final, binding and conclusive upon the Company and the Participant, subject to Section 9.5 of this Plan.

6.11 NO DUPLICATION OF BENEFITS. This Plan is intended to provide benefits based on a Participant’s Account Balance, subject to the terms and conditions hereof. Nothing in this Plan shall be construed to express or imply the right of any Participant to receive, or to have his or her Beneficiary(ies) receive, benefits in amounts exceeding in the aggregate his or her vested Account Balance.

ARTICLE 7

HARDSHIP DISTRIBUTIONS

7.1 APPLICATION FOR HARDSHIP DISTRIBUTION OR DEFERRAL ELECTION TERMINATION. In the event that any Participant incurs an Unforeseeable Emergency, if consistent with applicable Section 409A Requirements, such Participant may apply to the Committee for a Hardship Distribution in the form of (i) cancellation of existing Annual Deferral Amount elections for Pay Types not yet earned by such Participant, and (ii) to the extent cancellation of all such elections is insufficient to satisfy the needs resulting from such Unforeseeable Emergency, a payment. In the event that any Participant receives a distribution from a plan due to an unforeseeable emergency or a hardship pursuant to Treasury Regulation § 1.401 (k)-1 (d){3) (or successor regulation thereto, to the extent recognized for these purposes under Section 409A Requirements), such Participant’s existing Annual Deferral Amount elections for Pay Types not yet earned by such Participant shall be cancelled for the remainder of the Calendar Year. The Committee shall consider the circumstances of each such case, and the best interests of the Participant and his or her family, and shall have the right, in its sole discretion, to allow such application, in full or in part, or to refuse to make a Hardship Distribution.

7.2 AMOUNT OF DISTRIBUTION. In no event shall the amount of any Hardship Distribution payment exceed the lesser of: (a) the Participant’s vested Account Balance, or (b) the amount determined by the Committee to be necessary to alleviate the hardship, including any taxes payable by the Participant as a result of receiving such Hardship Distribution, and which is not reasonably available from other resources of the Participant, including reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets (unless liquidation of such assets would cause severe financial hardship) or by cessation of deferrals under this Plan or other nonqualified plans in which such Participant participates, all in a manner consistent with any applicable Section 409A Requirements.

7.3 RULES ADOPTED BY COMMITTEE. The Committee shall have the authority to adopt additional rules relating to Hardship Distributions. In adopting and administering these rules, the Committee shall act in accordance with the principle that the primary purpose of this Plan is to provide additional retirement income, not additional funds for current consumption, and that the intent of the Plan is to comply with all applicable Section 409A Requirements.

7.4 LIMIT ON NUMBER OF HARDSHIP DISTRIBUTIONS; EFFECT ON DEFERRALS. No Participant may receive more than one Hardship Distribution in any Calendar Year. If a Participant shall receive a Hardship Distribution (whether by payment or by termination of any Annual Deferral Amount election), then such Participant may not make any further Annual Deferral Amount elections for any Plan Year until the second Plan Year immediately following the Plan Year in which such Hardship Distribution was made.

ARTICLE 8

BENEFICIARY DESIGNATION

8.1 BENEFICIARY. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefit under this Plan after the Participant’s death. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of the Company in which the Participant participates.

8.2 BENEFICIARY DESIGNATION; CHANGE; SPOUSAL CONSENT. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form and returning it to the Record Keeper. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time. If the Participant names someone other than his or her spouse as a Beneficiary, then to the extent required by applicable law, a spousal consent, in the form designated by the Committee, must be signed by that Participant’s spouse and returned to the Record Keeper. The Committee and the Record Keeper shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

8.3 ACKNOWLEDGEMENT. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee.

8.4 NO BENEFICIARY DESIGNATION. If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.

8.5 DOUBT AS TO BENEFICIARY. If the Record Keeper has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Company to withhold such payments until this matter is resolved to the Committee’s satisfaction.

8.6 DISCHARGE OF OBLIGATION. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge the Company and the Committee from all further obligations under the Plan with respect to the Participant, and that Participant’s Participation Agreement shall terminate upon such full payment of benefits.

ARTICLE 9

MANAGEMENT AND ADMINISTRATION OF THIS PLAN

9.1 THE COMMITTEE. The Committee shall be responsible for the management, operation and administration of the Plan, and for processing claims under Article 10 of this Plan. The Committee shall administer the Plan in accordance with its terms and shall have the discretion, power and authority to determine all questions arising in connection with the administration, interpretation and application of the Plan. Any such determination shall be conclusive and binding upon all persons. The Committee shall have all powers necessary or appropriate to accomplish its duties under the Plan. The Committee from time to time may employ others to render advice with regard to its responsibilities under this Plan and to perform services under this Plan, including the services contemplated to be performed by the Record Keeper. It may also allocate its responsibilities to others and may exercise any other powers necessary for the discharge of its duties.

9.2 THE RECORD KEEPER. Except to the extent provided to the contrary in a separate written agreement, the Record Keeper shall solely be responsible for keeping records of Account Balances, and for receiving and processing data pertaining to elections and transactions affecting Account Balances pursuant to the Plan.

9.3 INFORMATION FROM COMPANY. The Company and each Affiliate shall supply full and timely information to the Committee and the Record Keeper on all matters as may be required properly to administer the Plan. The Committee and the Record Keeper may rely upon the correctness of all such information as is so supplied and shall have no duty or responsibility to verify such information. The Committee and the Record Keeper shall also be entitled to rely conclusively upon all tables, valuations, certifications, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by or on behalf of the Company or the Committee with respect to the Plan.

9.4 FIDUCIARY DUTIES; INDEMNIFICATION. The Company, acting by and through the Committee, if the Company so elects, is the named fiduciary under this Plan. The named fiduciary is authorized to control and manage the operation and administration of this Plan, and shall be responsible for establishing and carrying out a funding policy and method consistent with the objectives of this Plan. The Company, to the fullest extent permitted by applicable law, shall indemnify and hold harmless the members of the Committee, the Record Keeper and their respective employees, officers, directors, partners, agents, affiliates and representatives, from and against any and all claims, losses, liabilities, costs, damages and expenses (including without limitation reasonable attorneys’ fees) arising from any action or failure to act with respect to this Plan on account of such party’s services hereunder, except in the case of gross negligence or willful misconduct.

9.5 SECTION 409A COMPLIANCE. The Company intends that this Plan will be established, construed, administered and applied in compliance with all Section 409A Requirements, but in light of uncertainty with respect to such requirements and limits, the Company reserves the right to unilaterally amend the Plan without the consent of the Participants and to take any actions that may be appropriate to comply with the Section 409A Requirements.

ARTICLE 10

CLAIMS PROCEDURES

10.1 PRESENTATION OF CLAIM. A Participant or a Participant’s Beneficiary after a Participant’s death (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Company a written claim for a determination under this Article with respect to the amounts distributable to such Claimant. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

10.2 NOTIFICATION OF DECISION. The Company shall consider a Claimant’s claim within a reasonable time, but no later than ninety (90) days after receiving the claim. If the Company determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Company expects to render the benefit determination. The Company shall notify the Claimant in writing:

10.2.1 that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

10.2.2 that the Company has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of this Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(iv)	an explanation of the claim review procedure set forth in Section 10.3 below; and

(v)	a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

10.3 REVIEW OF A DENIED CLAIM. On or before sixty (60) days after receiving a notice from the Company that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Company a written request for a review of the denial of the claim. The Claimant (or the Claimant’s duly authorized representative):

10.3.1 may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

10.3.2 may submit written comments or other documents; and/or

10.3.3 may request a hearing, which the Company, in its sole discretion, may grant.

10.4 DECISION ON REVIEW. The Company shall render its decision on review promptly, and no later than sixty (60) days after the Company receives the Claimant’s written request for a review of the denial of the claim. If the Company determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Company expects to render the benefit determination. In rendering its decision, the Company shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

10.4.1 specific reasons for the decision;

10.4.2 specific reference(s) to the pertinent provisions of this Plan upon which the decision was based;

10.4.3 a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

10.4.4 a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

ARTICLE 11

MISCELLANEOUS

11.1 TRUST. Except as set forth below, nothing contained in this Plan, nor any action taken pursuant to its provisions by any person, shall create, or be construed to create, a trust of any kind, or a fiduciary relationship between the Company and any other person. Despite the foregoing, if the Company, pursuant to the Adoption Agreement or otherwise, elects to establish a grantor trust for the purpose of holding any assets intended to fund the payment of any benefits under this Plan, the Company shall have no obligation to make any contributions or deposits into such trust and all assets of such trust shall remain subject to the claims of the Company’s creditors generally in the event of any insolvency or bankruptcy of the Company, and except as permitted under applicable Section 409A Requirements, no such assets shall be located outside of the United States of America. No trust or restriction shall be imposed on any assets intended to fund the payment of any benefits under this Plan as a result of any change in Company’s financial health. The creation of any trust shall not relieve the Company of its obligations under this Plan.

11.2 BENEFITS PAYABLE ONLY FROM GENERAL CORPORATE ASSETS (UNSECURED GENERAL CREDITOR STATUS OF PARTICIPANT).

11.2.1 Payments to any Participant or Beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Company. No person shall have any interest in any such asset by virtue of any provision of this Plan. The Company’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that any person acquires a right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company; no such person shall have or acquire any legal or equitable right, interest or claim in or to any property or assets of the Company.

11.2.2 In the event that, in its discretion, the Company purchases an insurance policy or policies insuring the life of a Participant or any other property, to allow the Company to recover or meet the cost of providing benefits, in whole or in part, hereunder, no Participant or Beneficiary shall have any rights whatsoever therein or in the proceeds therefrom. The Company shall be the sole owner and beneficiary of any such insurance policy or property and shall possess and may exercise all incidents of ownership therein.

11.3 CAPTIONS. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

11.4 FURNISHING INFORMATION. Each Participant and his or her Beneficiary(ies) will cooperate with the Committee and the Record Keeper by furnishing any and all information requested by the Committee or the Record Keeper and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

11.5 NO CONTRACT OF EMPLOYMENT. Nothing contained herein shall be construed to be a contract of employment for any term of years, nor as conferring upon any Participant the right to continue to be employed by the Company or any Affiliate in his or her present capacity or in any capacity. It is expressly understood that this Plan relates to the payment of deferred compensation for each Participant’s services, and is not intended to be an employment contract.

11.6 BENEFITS NOT TRANSFERABLE. No Participant or beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable hereunder. No such amounts shall be subject to seizure by any creditor of any such Participant or Beneficiary, by a proceeding at law or in equity, nor shall such amounts be transferable by operation of law in the event of bankruptcy, insolvency or death of the Participant or Beneficiary. Any such attempted assignment shall be void.

11.7 SUCCESSORS. The provisions of this Plan shall bind and inure to the benefit of the Participant’s employer and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

11.8 SPOUSE’S INTEREST. The interest in the benefits hereunder of a spouse of a Participant who predeceases the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

11.9 AMENDMENT AND TERMINATION. To the extent permitted under Section 409A Requirements, this Plan may be amended or terminated by the Company at any time, without notice to or consent of any person, pursuant to resolutions adopted by the Company. Any such amendment or termination shall take effect as of the date specified therein and, to the extent permitted by law and Section 409A Requirements, may have retroactive effect. However, no such amendment or termination shall reduce the amount then credited to the Participant’s Account Balance under Section 4. Upon termination of this Plan, no further Deferral Election Forms may be filed hereunder, and to the extent permitted under Section 409A Requirements, all Account Balances shall be distributed and paid in full in a lump sum, and otherwise in accordance with the applicable terms of this Plan as in effect at the time of termination. Any other provision of this Plan to the contrary notwithstanding, the Plan may be amended by the Company at any time, and retroactively if required to the extent that, in the opinion of the Company, such amendment shall be necessary in order to conform the Plan to the requirements of any applicable law, including without limitation ERISA, any Section 409A Requirement and any other provision of the Code. No such amendment shall be considered prejudicial to any interest of a Participant or Beneficiary hereunder.

11.10 NOTICE. Either the Committee or the Record Keeper may specify that any election, form, designation, agreement or communication by a Participant under the Plan shall be made or submitted online at a site on the World Wide Web designated for such purpose, or by other reasonable electronic means. Subject to the foregoing, any notice, consent or demand required or permitted to be given under the provisions of this Plan shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed, it shall be sent by United States certified mail, postage prepaid, addressed, if to the Company or the Committee, to the Company Address set forth in the Adoption Agreement, and if to the Record Keeper, to the Record Keeper Address set forth in the Adoption Agreement, and if to any Participant, to such Participant’s address most recently submitted by him or her to the Record Keeper (and in the absence of such submission, as most recently appearing on the records of the Company). The date of such mailing shall be deemed the date of notice, consent or demand. Any person may change the address to which notice is to be sent by giving notice of the change of address in the manner aforesaid.

11.11 FACILITY OF PAYMENT. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Committee may, in its discretion, make such distribution (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or (ii) to the conservator or committee or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Committee, the Record Keeper, the Company and the Plan from further liability on account thereof.

11.12 TAX WITHHOLDING AND REPORTING. The Company shall have the right to deduct any required withholding taxes from any payment made under this Plan.

11.13 GOVERNING LAW. The Plan and the right and obligations of all persons hereunder shall be governed by and construed in accordance with the laws of the state set forth in the Adoption Agreement, other than its laws regarding choice of law, to the extent that such state law is not preempted by federal law.